Exhibit 4.65

(English Translation)

Supplementary Agreement to the Loan Agreement

This Supplementary Agreement to the Loan Agreement (the “Agreement”) is entered into as of September 6, 2011 in Beijing by the following parties:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party B:	Robin Yanhong Li
Party C:	Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

WHEREAS,

1.	Pursuant to the Loan Agreement between Parties A and B (the “Original Agreement”), Party A has provided an interest-free loan of RMB50,000,000 to Party B (the “Original Loan”). Party B has used the Original Loans to invest in Baidu HR Consulting (Shanghai) Co., Ltd. (“Baidu HR”).

2.	Party B intends to transfer its investment of RMB50,000,000 in the registered capital of Baidu Netcom to Party C (the “Share Transfer”).

3.	Upon the completion of the Share Transfer, Party C agrees to assume all the rights and obligations of Party B under the Original Agreement. All the parties to the Original Agreement accepted such an arrangement and agreed to restated the Original Agreement.

NOW THEREFORE, the parties agree as follows:

1.	The parties agree that, upon Baidu HR’s completion of the amendment registration of the Share Transfer with the industrial and commercial authorities, which is the date when Party D is officially registered with the industrial and commercial authorities as a shareholder of Baidu Netcom (the “Transfer Effective Date”), (1) Party C shall automatically replace Party B to be a party to the Original Agreement, and assume all the rights and obligations of Party B under the Original Agreement according to the terms and conditions of the Original Agreement, including but not limited to the repayment of the Original Loan; (2) Accordingly, Party B shall not enjoy any right or undertake any obligation under the Original Agreement.

2.	The paries agree and confirm that, this Agreement shall automatically constitute an amendment ot the Original Agreement upon the Transfer Effective Date. Parties A and C may enter into a separate agreement pursuant to the amendment to the Original Agreement made hereunder so as to restate the rights and obligations of Party A (as the lender) and Party C (as the borrower) if they consider necessary.

3.	This Agreement shall become effective upon the execution of the parties.

4.	Section 16 of the Original Agreement shall apply to the dispute resolution of this Agreement.

5.	This Agreement shall be executed in three originals, each party holding one original. All the originals shall have the same legal effect.

[Signature page below]

[No text on the signature page]

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Authorized representative:	/s/ Zhan Wang
Company seal:	(with the company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)
Party B:	Robin Yanhong Li
Signature:	/s/ Robin Yanhong Li
Party C:	Baidu Netcom Science Technology Co., Ltd.
Authorized representative:	/s/ Authorized Representative
Company seal:	(with the company seal of Baidu Netcom Science Technology Co., Ltd.)

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